Exhibit 99.1

February 22, 2012

IDACORP, Inc. Announces Year-End and Fourth Quarter 2011 Results,
Initiates 2012 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported 2011 net income attributable to IDACORP of $166.7 million, or $3.36 per diluted share, compared to $142.8 million, or $2.95 per diluted share in 2010. IDACORP reported fourth quarter 2011 net income attributable to IDACORP of $9.0 million, or $0.18 per diluted share, compared to $20.4 million, or $0.41 per diluted share in the fourth quarter of 2010. IDACORP's 2012 full year earnings guidance is in the range of $3.00 to $3.15 per diluted share.

Idaho Power Company, IDACORP's principal subsidiary, reported 2011 net income of $164.8 million compared to $140.6 million in 2010, and net income of $9.3 million in the fourth quarter of 2011 compared to $18.9 million for the same period in 2010.

“We are pleased to report improved earnings in 2011,” said IDACORP, Inc. President and Chief Executive Officer LaMont Keen. “The strong earnings performance can be attributed to effective regulatory initiatives, fiscal prudence in managing costs, and benefits from the uniform capitalization tax method change at Idaho Power Company,” Keen said.

     “Through our innovative regulatory initiatives, both customers and owners benefited from the improved performance in 2011. With the renewal of the earnings sharing arrangement in Idaho for the three-year period 2012 through 2014, customers and owners stand to receive additional future benefits if specified earnings thresholds are achieved. We believe this agreement, along with continued fiscal stewardship and the impact of base rate adjustments, positions us well for 2012,” Keen added.

Performance Summary

A summary of financial highlights for the years ended December 31, 2011 and 2010, is as follows (in thousands except per share amounts):

	Year ended
	December 31,
	2011	2010
General business revenues	$834,545	$870,371
Total operating revenue	1,026,756	1,036,029
Total operating expenses	862,508	837,359
Income from operations	164,248	198,670
Net income attributable to IDACORP	166,693	142,798
Average outstanding shares - diluted	49,558	48,340
Earnings per diluted share	$3.36	$2.95

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the year ended December 31, 2010 to December 31, 2011 (items are in millions and are before tax unless otherwise noted):

Net income attributable to IDACORP, Inc. - December 31, 2010			$142.8
Change in Idaho Power net income before taxes:
Rate and other regulatory changes, including power cost, pension expense, and fixed cost adjustment mechanisms		$26.3
Changes in sales volumes		9.8
Increased transmission service revenues		7.4
Increase in other operating and maintenance expenses:
Pension and payroll related expenses (excluding pension impact of settlement stipulation below)		(17.2)
Thermal plant expenses		(5.0)
Other		(2.2)
Increased depreciation expense		(3.9)
Increased property taxes		(4.8)
Other changes in operating income, net		1.1
Increase in Idaho Power operating income prior to sharing mechanisms		11.5
Additional pension expense as a result of settlement stipulation	(20.3)
Decrease in revenues as a result of sharing mechanism	(27.1)
Decrease in operating income as a result of sharing mechanisms		(47.4)
Change in Idaho Power operating income		(35.9)
Increase in AFUDC		11.6
Other net decreases		(3.7)
Increases due to tax method changes and related examination settlements		27.8
Changes in other income tax benefit		24.3
Total increase in Idaho Power net income			24.1
Other net decreases, net of tax			(0.2)
Net income attributable to IDACORP, Inc. - December 31, 2011			$166.7

Idaho Power net income increased by $24.1 million in 2011 compared to 2010, largely as a result of approval by the U.S. Congress Joint Committee on Taxation of the uniform capitalization method agreement with the IRS, which allowed for recognition in 2011 of $56.9 million of previously unrecognized tax benefits for tax years 2009 and prior. This benefit was partially offset by $47.4 million due to Idaho-jurisdictional sharing mechanisms.

The uniform capitalization method approval contributed to triggering of the sharing mechanism under Idaho Power's January 2010 settlement agreement with the Idaho Public Utilities Commission (IPUC) and other parties. Under this sharing mechanism, Idaho Power recorded a $27.1 million reduction in revenues to be refunded to or to otherwise benefit customers, reflecting the equal sharing of Idaho-jurisdiction earnings in excess of a 10.5 percent annual return on year-end equity in the Idaho jurisdiction (Idaho ROE).

Additionally, Idaho Power recorded $20.3 million of additional pension expense as a result of an IPUC order approving a 2011 settlement stipulation that had been executed by Idaho Power, the IPUC Staff, and one large industrial customer of Idaho Power. The settlement stipulation provided that Idaho Power would allocate to customers 75 percent of Idaho Power's share of 2011 Idaho-jurisdictional earnings over a 10.5 percent Idaho ROE. As agreed to with the IPUC, this allocation was used to reduce Idaho Power's pension regulatory asset (reducing a portion of Idaho customers' future obligation), resulting in the corresponding recognition of additional pension expense.

Other items influencing the change in Idaho Power's operating income and annual earnings as compared to 2010 include:

•
Several rate orders went into effect in 2010 and 2011 that impacted current year revenues and had a net positive impact on operating income. A June 1, 2010 base rate increase benefited 2011 with an additional five months of increased base rate revenue. A pension expense recovery rate increase occurred on June 1, 2010 and was further increased on June 1, 2011. Also included in the rate orders were power cost adjustment (PCA)-related customer rate decreases on June 1 of both years. However, concurrent with each PCA rate decrease was a corresponding reduction in PCA expense. These rate changes, combined with lower power supply costs net of PCA mechanisms, improved operating income by approximately $26.3 million for the year.

•
Increased sales volumes improved operating income by $9.8 million. Cooler temperatures early in the year contributed to an $8.0 million increase in electricity demand from residential customers, many of whom rely on electric power for heating systems during the winter months. This increase was partially offset by a $3.3 million decrease in irrigation revenues due to a wetter, cooler spring reducing the need to use irrigation pumps. A 17.7 percent increase in cooling degree days when compared with the prior year, particularly an increase in temperature in the late summer months, drove the remaining increase.

•
Transmission system revenues, a component of other revenues, increased $7.4 million, principally resulting from increases in wheeling services attributable to increases in Federal Energy Regulatory Commission transmission rates that took effect on October 1, 2010 and 2011, and from other facility rental increases.

•
O&M expenses increased, primarily due to an $11.5 million increase in pension expense associated with the pension recovery rate orders, an increase in payroll-related costs of $5.7 million, and increased maintenance expense of $5.0 million at the thermal plants. These increases were partially offset by lower legal expenses of $2.3 million.

•	Depreciation expense increased $3.9 million for the year due to increased plant in service.

•	Property tax increased $4.8 million in 2011, primarily due to lower residential and commercial values in other property classes shifting tax costs to centrally assessed property.

Prior to the effects of the sharing mechanisms described above, Idaho Power operating income increased $11.5 million compared to 2010. After the effects of the sharing mechanism, operating income decreased $35.9 million compared to 2010. Also contributing to increased earnings at Idaho Power were increases of $11.6 million in allowance for funds used during construction (AFUDC), which represents the cost of financing construction projects with borrowed funds and equity funds.

2012 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is initiating its earnings guidance estimate for 2012 in a range of $3.00 to $3.15 per diluted share. The 2012 guidance incorporates all of the key operating and financial assumptions listed below and assumes that the Langley Gulch power plant is commercially available as of July 1, 2012 with Idaho Power earning a return on the plant commencing on that date. This also includes an estimated use of additional accumulated deferred investment tax credits of less than $5 million in 2012.

	2012 Estimate (3)	2011 Actual
Idaho Power Operation & Maintenance
Expense (millions)	$325-$335	$339
Idaho Power Capital
Expenditures (millions) (1)	$230-$240	$338
Idaho Power Hydroelectric
Generation (million MWh's) (2)	7.5-9.5	10.9
Non-Regulated Subsidiary Earnings
and Holding Company Expenses (millions)	$0-$3	$1.9

(1) The 2012 range for capital expenditures includes the completion of the Langley Gulch power plant, and expenditures for the siting and permitting of major transmission expansions for the Boardman to Hemingway and Gateway West transmission projects, net of ongoing payments from third parties participating as joint funders in the permitting project for future expenditures.

(2) The estimated hydroelectric generation range is based on reservoir storage levels and forecasted weather conditions as of February 12, 2012.
(3) As of February 22, 2012.

More detailed financial information will be provided in IDACORP's Annual Report on Form 10-K to be filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 847-8705 for listen-only mode. The passcode is 80378291. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve nearly 500,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include 2012 earnings guidance and estimates of key operating and financial metrics. In addition, any other statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in such statements include the following: (a) the effect of decisions by regulatory authorities affecting Idaho Power's ability to recover costs and/or earn a reasonable rate of return, or otherwise impacting Idaho Power's operations; (b) the availability of water for hydroelectric generation; (c) changes in costs and availability of materials and fuel, and their impact on the cost of infrastructure maintenance and development, the ability to meet required loads, and on the wholesale energy market in the western United States; (d) availability of required permits and approvals, rights-of-way, and siting, and impediments to contracting, construction, and start-up, for infrastructure development projects; (e) increases in capital expenditures and potential reductions in generation capacity as a result of regulatory conditions that may be imposed on power plant license renewals, or the non-renewal of such licenses; (f) operation of power generation facilities at below expected levels of performance, availability of electrical transmission capacity, and the availability of fuels for power generation at thermal plants and wind for wind power generation, and the ability to integrate wind resources into Idaho Power's power portfolio; (g) disruptions of Idaho Power's transmission system or interconnected transmission systems; (h) costs associated with compliance with current and future laws, regulations, and policies relating to the environment, natural resources, and endangered species; (i) the customer growth rate within Idaho Power's service area; (j) the continuing effects of the weak economy, including on demand for electricity and wholesale market prices; (k) changes in and compliance with laws, policies, and regulations, including new interpretations and enforcement initiatives by regulatory authorities; (l) global climate change and regional weather variations affecting customer demand; (m) weather and other natural phenomena such as earthquakes, floods, droughts, lightning, wind, and fire and their impact on power demand and infrastructure; (n) increases in the costs associated with energy commodity and other derivative instruments; (o) market prices and demand for energy; (p) the ability to obtain debt and equity financing or refinance existing debt when necessary or on favorable terms; (q) general capital market conditions and government regulation that affect the cost of capital, the ability to access the capital markets, financing terms, and postretirement benefit funding obligations; (r) the outcome of litigation and regulatory proceedings, and penalties, settlements, or awards that influence business and profitability; (s) reductions in credit ratings and the resulting impact on access to capital markets; (t) restrictions on the payment of dividends under certain circumstances; (u) changes in tax laws or new interpretations of tax laws, and the availability, use, and regulatory treatment of tax credits; (v) employee workforce factors; and (w) new accounting or Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations or application of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP's and Idaho Power's most recent Annual Report on Form 10-K and reports on Forms 8-K and 10-Q filed with the U.S. Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communication
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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